EXHIBIT 99.1

Shenandoah Telecommunications Company Reports Second Quarter 2026 Results

EDINBURG, Va., July 29, 2026 (GLOBE NEWSWIRE) -- Shenandoah Telecommunications Company (“Shentel” or the “Company”) (Nasdaq: SHEN) announced second quarter 2026 financial and operating results.

Second Quarter 2026 Highlights

  Glo Fiber Expansion Markets revenue grew 32.8% year over year to $26.3 million.
  Total revenue increased 5.5% year over year to $93.5 million.
  Net loss was $7.7 million compared to $9.0 million in the second quarter of 2025.
  Adjusted EBITDA1 grew 12.9% year over year to $32.0 million.

“The second quarter marked several exciting milestones for Shentel. We added our 100,000th Glo Fiber customer and achieved a record 6,200 Glo Fiber net additions,” said Ed McKay, President and CEO. “Our fiber businesses2 continue to build strong momentum, now representing 51% of our total revenue and delivering 21% year-over-year growth during the quarter."

Shentel’s second-quarter earnings conference call will be webcast at 8:30 a.m. ET on Wednesday, July 29, 2026. The webcast and related materials will be available on Shentel’s Investor Relations website at https://investor.shentel.com/.

Second Quarter 2026 Results Compared with Second Quarter 2025

  Residential & SMB - Glo Fiber Expansion Markets3 revenue (28.1% of total) increased $6.5 million, or 32.8%, primarily due to a 32.1% increase in data revenue generating units (“RGUs”) driven by the Company’s increase in penetration rates and increase in passings.
  Residential & SMB - Incumbent Broadband Markets4 revenue (43.1% of total) decreased $2.6 million, or 6.0%, due to lower video and data revenue. Video revenue declined due to a 14.1% decrease in video RGUs as customers switched to streaming video services. Data revenue declined due to a 2.6% decline in data ARPU, driven in part by our rate card in markets where we face a fixed broadband competitor and in part due to our recently implemented rate card in lower demographic markets experiencing softer demand.
  Commercial Fiber revenue (22.9% of total) increased $1.9 million, or 9.8%, due to a combination of recurring revenue in the enterprise and carrier verticals, a non-cash sales-type lease of customer equipment and a negative non-cash deferred revenue adjustment for one of our national wireless carrier customers in the second quarter of 2025
  RLEC & Other revenue (5.9% of total) decreased $0.9 million, or 14.7%, primarily due to the decrease in DSL RGUs and to a lesser extent a decrease in government support revenue.
  Cost of services increased by $0.1 million, or 0.2% primarily due to increased fleet maintenance and fuel expenses.
  Selling, general and administrative expense increased by $1.3 million, or 4.3%. The increase was primarily due to higher operating and property taxes, higher advertising to support RGU growth and higher software maintenance expenses.
  Restructuring, integration and acquisition expense decreased by $0.1 million, or 35.0%. The decrease was primarily due to fees incurred in the prior year to amend debt terms.
  Depreciation and amortization decreased by $4.5 million, or 12.8%. The decrease was primarily due to a $4.2 million write-off in the prior year related to inventory assets that were no longer planned to be used.

____________________________
1 See “Non-GAAP Financial Measures” below for a reconciliation to the most comparable GAAP measure.
2 Represents Residential/SMB - Glo Fiber Expansion Markets + Commercial Fiber
3 Glo Fiber Expansion Markets consists of fiber to the home (“FTTH”) passings in greenfield expansion markets.
4 Incumbent Broadband Markets consists of incumbent cable markets and incumbent telephone markets with FTTH passings.

Other Information

  Capital expenditures were $146.2 million for the six months ended June 30, 2026, compared with $169.4 million for the six months ended June 30, 2025. The $23.2 million decrease in capital expenditures was primarily driven by lower capital expenditures on government grant construction projects in Incumbent Broadband Markets.
  The Company received $20.6 million and $17.3 million in government grant cash receipts during the six months ended June 30, 2026 and 2025, respectively.
  As of June 30, 2026, the Company’s total available liquidity was $158.9 million, consisting of (i) unrestricted cash and cash equivalents totaling $23.9 million; (ii) restricted cash as required by the ABS Indenture totaling $30.9 million; (iii) $74.8 million of availability under Shentel Broadband’s Revolving Credit Facility; (iv) $1.9 million under Shentel Issuer’s Variable Funding Note (“VFN”); and (v) an aggregate of $27.4 million remaining reimbursements available under government grants, subject to fulfilling the terms of the underlying agreements. In addition, the Company has $105.1 million of VFN commitments that are not available to draw as of June 30, 2026. The available capacity of the VFN will increase based on the secured fiber network revenue growth from the ABS Entities multiplied by (i) a margin as defined in the ABS Indenture and (ii) a 6.25x multiple.
  On February 23, 2026, the Company announced a reduction in force of approximately 10% of its employees to align the business with the end of the Glo Fiber construction phase, which is expected to be substantially complete by the end of 2026. Employee departure dates will be staggered with the largest impact in the fourth quarter of 2026. The Company expects to save approximately $12.3 million annually beginning in 2027 with approximately half of the savings impacting operating expenses and half impacting capitalized labor that is included in capital expenditures. The Company expects to incur approximately $3.1 million in restructuring costs to achieve these savings. During the six months ended June 30, 2026, Shentel incurred $2.2 million in severance expense, included in restructuring, integration and acquisition expense in the condensed consolidated statements of operations. The Company made $0.4M of severance payments during this period.

2026 Financial Outlook

The Company reiterates its 2026 financial guidance.

	Year Ending December 31, 2026	Year Ended December 31, 2025	% Change 2025 to 2026 Midpoint
(dollars in millions)	Guidance Range
Total Revenue	$370 - $377	$358	4.4%
Adjusted EBITDA[1]	$131 - $136	$119	12.1%
Capital Expenditures, net of government grant reimbursements	$220 - $250	$296	(20.7)%

1 Further clarification and explanation of this non-GAAP measure can be found in the “Non-GAAP Financial Measures” section of this release below.

The 2026 financial guidance presented above does not reflect any assumptions regarding the potential impacts of ongoing global geopolitical conflicts or the evolving tariff environment. The Company does not provide a reconciliation for Adjusted EBITDA forecasts (which represent forecasts of a non-GAAP financial measure) because it cannot predict the special items that could arise without unreasonable effort.

Earnings Call Webcast

Date: Wednesday, July 29, 2026
Time: 8:30 a.m. ET
Listen via Internet: https://investor.shentel.com/
For Analysts, please register to dial in at this link.

A replay of the call will be available for a limited time on the Investor Relations page of the Company’s website.

About Shenandoah Telecommunications

Shenandoah Telecommunications Company (Shentel) provides broadband services through its high speed, state-of-the-art fiber optic and cable networks to residential and commercial customers in eight contiguous states in the eastern United States. The Company’s services include: broadband internet, video, voice, high-speed Ethernet, dedicated internet access, dark fiber leasing, and managed network services. The Company owns an extensive regional network with over 19,800 route miles of fiber. For more information, please visit www.shentel.com.

This release contains forward-looking statements and projections about Shentel regarding, among other things, its business strategy, its prospects and its financial position. These statements can be identified by the use of forward-looking terminology such as “believes,” “estimates,” “expects,” “intends,” “may,” “will,” “plans,” “should,” “could,” or “anticipates” or the negative or other variation of these or similar words, or by discussions of strategy or risks and uncertainties. The forward-looking statements are based upon management’s beliefs, assumptions and current expectations and may include comments as to Shentel’s beliefs and expectations as to future events and trends affecting its business that are necessarily subject to uncertainties, many of which are outside Shentel’s control. Although management believes that the expectations reflected in the forward-looking statements are reasonable, forward-looking statements are not, and should not be relied upon as, a guarantee of future performance or results, nor will they necessarily prove to be accurate indications of the times at which such performance or results will be achieved, and actual results may differ materially from those contained in or implied by the forward-looking statements as a result of various factors. A discussion of other factors that may cause actual results to differ from management’s projections, forecasts, estimates and expectations is available in Shentel’s filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2025 and our Quarterly Reports on Form 10-Q. Those factors may include, among others, changes in overall economic conditions including ongoing geopolitical conflicts, rising inflation, changes in tariffs, new or changing regulatory requirements, uncertainty arising from U.S. government budgetary, funding, regulatory, administrative, or policy developments changes in technologies, changes in competition, changing demand for our products and services, our ability to execute our business strategies, availability of labor resources and capital, natural disasters, pandemics and outbreaks of contagious diseases and other adverse public health developments, and other conditions. The forward-looking statements included are made only as of the date of the statement. Shentel undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events, except as required by law.

CONTACTS:
   Shenandoah Telecommunications Company
   Lucas Binder
   Vice President of Corporate Finance
   540-984-4800
   Lucas.Binder@emp.shentel.com

SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Residential & SMB - Incumbent Broadband Markets[1]	$40,282	$42,837	$81,425	$86,196
Residential & SMB - Glo Fiber Expansion Markets[2]	26,289	19,796	51,117	38,240
Commercial Fiber	21,386	19,483	41,928	39,095
RLEC & Other	5,505	6,452	11,145	12,935
Service revenue and other	93,462	88,568	185,615	176,466
Operating expenses:
Cost of services, exclusive of depreciation and amortization	32,703	32,624	64,527	65,654
Selling, general and administrative	31,022	29,743	64,409	60,735
Restructuring, integration and acquisition	134	206	2,574	716
Depreciation and amortization	30,619	35,103	65,590	64,561
Total operating expenses	94,478	97,676	197,100	191,666
Operating loss	(1,016)	(9,108)	(11,485)	(15,200)
Other (expense) income:
Interest expense	(9,696)	(6,003)	(19,131)	(10,895)
Other income, net	472	3,015	517	3,748
Loss before income taxes	(10,240)	(12,096)	(30,099)	(22,347)
Income tax benefit	(2,541)	(3,048)	(6,649)	(4,167)
Net loss	(7,699)	(9,048)	(23,450)	(18,180)
Dividends on redeemable noncontrolling interest	1,605	1,497	3,182	2,969
Net loss attributable to common shareholders	$(9,304)	$(10,545)	$(26,632)	$(21,149)

Net loss per share attributable to common shareholders, basic and diluted:
Net loss per share	$(0.17)	$(0.19)	$(0.48)	$(0.38)

Weighted average shares outstanding	55,779	55,103	55,664	55,032

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  Revenue from residential and small and medium business (“SMB”) customers in Incumbent Broadband Markets is primarily earned through the Company’s provision of data, video and voice services over primarily hybrid fiber coaxial cable and to a lesser extent FTTH networks in incumbent markets.
  Revenue from residential and SMB customers in Glo Fiber Expansion Markets is primarily earned through the Company’s provision of data, video and voice services over FTTH networks in new greenfield expansion markets.
SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)	June 30, 2026	December 31, 2025
ASSETS
Current assets:
Cash and cash equivalents	$23,895	$27,259
Restricted cash and cash equivalents	30,899	20,945
Accounts receivable, net of allowance for credit losses of $1,314 and $829, respectively	20,526	31,497
Income taxes receivable	3,444	2,544
Prepaid expenses and other	14,662	15,198
Total current assets	93,426	97,443
Investments	16,312	16,510
Property, plant and equipment, net	1,671,466	1,601,609
Goodwill	67,538	67,538
Intangible assets, net	88,566	89,353
Operating lease right-of-use assets	19,092	19,657
Deferred charges and other assets	18,548	18,652
Total assets	$1,974,948	$1,910,762
LIABILITIES, TEMPORARY EQUITY AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$58,217	$61,355
Advanced billings and customer deposits	18,046	16,909
Accrued compensation	12,750	13,334
Current operating lease liabilities	2,765	2,819
Accrued liabilities and other	17,890	14,079
Total current liabilities	109,668	108,496
Long-term debt, net of unamortized loan fees	715,027	628,237
Other long-term liabilities:
Deferred income taxes	150,969	157,618
Benefit plan obligations	4,428	4,150
Non-current operating lease liabilities	10,140	10,632
Other liabilities	33,090	32,340
Total other long-term liabilities	198,627	204,740
Commitments and contingencies
Temporary equity:
Redeemable noncontrolling interest	91,688	88,506
Shareholders’ equity:
Common stock, no par value, authorized 96,000; 55,364 and 54,899 issued and outstanding at June 30, 2026 and December 31, 2025, respectively	—	—
Additional paid in capital	163,003	157,216
Retained earnings	696,935	723,567
Total shareholders’ equity	859,938	880,783
Total liabilities, temporary equity and shareholders’ equity	$1,974,948	$1,910,762

SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)	Six Months Ended June 30,
	2026	2025
Cash flows from operating activities:
Net loss	$(23,450)	$(18,180)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	64,769	63,613
Amortization of intangible assets	821	948
Stock-based compensation expense, net of amount capitalized	7,101	5,904
Deferred income taxes	(6,649)	(4,167)
Provision for credit losses	886	804
Other, net	2,025	165
Changes in assets and liabilities:
Accounts receivable	224	1,155
Current income taxes	(900)	217
Operating lease assets and liabilities, net	(79)	(437)
Other assets	52	(2,345)
Accounts payable	236	975
Other deferrals and accruals	3,770	(4,931)
Net cash provided by operating activities - continuing operations	48,806	43,721
Net cash used in operating activities - discontinued operations	—	(2,251)
Net cash provided by operating activities	48,806	41,470

Cash flows from investing activities:
Capital expenditures	(146,195)	(169,432)
Government grants received	20,618	17,281
Proceeds from sale of assets and other	750	243
Net cash used in investing activities	(124,827)	(151,908)

Cash flows from financing activities:
Proceeds from credit facility borrowings	113,000	100,000
Principal payments on long-term debt	(27,000)	(4,893)
Payments for debt issuance and amendment costs	(429)	(430)
Taxes paid for equity award issuances	(1,804)	(1,035)
Payments for financing arrangements and other	(1,156)	(399)
Net cash provided by financing activities	82,611	93,243
Net increase (decrease) in cash and cash equivalents	6,590	(17,195)
Cash, cash equivalents, and restricted cash, beginning of period	48,204	46,272
Cash, cash equivalents, and restricted cash, end of period	$54,794	$29,077

Supplemental Disclosures of Cash Flow Information
Interest paid, net of amounts capitalized	$(18,315)	$(9,891)
Income taxes paid	$(900)	$(2,034)

Non-GAAP Financial Measures
Adjusted EBITDA and Adjusted EBITDA Margin

The Company defines Adjusted EBITDA as (loss) income from operations calculated in accordance with GAAP, adjusted for the impact of depreciation and amortization, impairment expense, other income (expense), net, interest income, interest expense, income tax expense (benefit), stock compensation expense, transaction costs related to acquisition and disposition events (including professional advisory fees, integration costs, and related compensatory matters), restructuring expense, tax on equity award vesting and exercise events, and other non-comparable items. A reconciliation of Net loss, which is the most directly comparable GAAP financial measure, to Adjusted EBITDA is provided below herein.

Adjusted EBITDA margin is the Company’s calculation of Adjusted EBITDA, divided by revenue calculated in accordance with GAAP.

The Company uses Adjusted EBITDA and Adjusted EBITDA margin as supplemental measures of performance to evaluate operating effectiveness and assess its ability to increase revenues while controlling expense growth and the scalability of the Company’s business growth strategy. Adjusted EBITDA is also a significant performance measure used by the Company in its incentive compensation programs. The Company believes that the exclusion of the expense and income items eliminated in calculating Adjusted EBITDA and Adjusted EBITDA margin provides management and investors a useful measure for period-to-period comparisons of the Company’s core operating results by excluding items that are not comparable across reporting periods or that do not otherwise relate to the Company’s ongoing operations. Accordingly, the Company believes that Adjusted EBITDA and Adjusted EBITDA margin provide useful information to investors and others in understanding and evaluating the Company’s operating results. However, use of Adjusted EBITDA and Adjusted EBITDA margin as analytical tools has limitations, and investors and others should not consider them in isolation or as substitutes for analysis of our financial results as reported under GAAP. In addition, other companies may calculate Adjusted EBITDA and Adjusted EBITDA margin or similarly titled measures differently, which may reduce their usefulness as comparative measures.

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2026	2025	2026	2025
Net loss	$(7,699)	$(9,048)	$(23,450)	$(18,180)
Depreciation and amortization	30,619	35,103	65,590	64,561
Interest expense	9,696	6,003	19,131	10,895
Other income, net	(472)	(3,015)	(517)	(3,748)
Income tax benefit	(2,541)	(3,048)	(6,649)	(4,167)
Stock-based compensation	2,303	2,187	7,101	5,904
Restructuring, integration and acquisition	134	206	2,574	716
Adjusted EBITDA	$32,040	$28,388	$63,780	$55,981

Adjusted EBITDA margin	34%	32%	34%	32%

Supplemental Information

Operating Statistics

	Three Months Ended June 30,
	2026	2025
Homes and businesses passed (1)
Incumbent Broadband Markets	253,059	244,007
Glo Fiber Expansion Markets	475,677	378,916
Total homes and businesses passed	728,736	622,923

Residential & Small and Medium Business ("SMB") Revenue Generating Units ("RGUs"):
Incumbent Broadband Markets	110,620	111,730
Glo Fiber Expansion Markets	100,155	76,276
Broadband Data	210,775	188,006
Video	34,615	37,626
Voice	27,013	26,129
Total Residential & SMB RGUs (excludes RLEC)	272,403	251,761

Residential & SMB Penetration (2)
Incumbent Broadband Markets	43.7%	45.8%
Glo Fiber Expansion Markets	21.1%	20.1%
Broadband Data	28.9%	30.2%
Video	4.8%	6.0%
Voice	3.9%	4.4%

Fiber route miles	19,847	17,740
Total fiber miles (3)	2,096,114	1,936,922

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(1) Homes and businesses are considered passed (“passings”) if we can connect them to our network without further extending the distribution system. Passings is an estimate based upon the best available information. Passings will vary among video, broadband data and voice services.
(2) Penetration is calculated by dividing the number of users by the number of passings or available homes, as appropriate.
(3) Total fiber miles are measured by taking the number of fiber strands in a cable and multiplying that number by the route distance. For example, a 10 mile route with 144 fiber strands would equal 1,440 fiber miles.

Residential & SMB ARPU
	Three Months Ended June 30,		Six Months Ended June 30,
($ in thousands, except ARPU)	2026	2025	2026	2025
Residential & SMB Revenue:
Incumbent Broadband Markets	$26,954	$27,850	$54,428	$55,726
Glo Fiber Expansion Markets	22,313	16,920	43,353	32,684
Broadband Data	49,267	44,770	97,781	88,410
Video	13,711	14,296	27,706	28,954
Voice	2,614	2,557	5,218	5,116
Other	979	1,010	1,837	1,956
Total Residential & SMB Revenue	$66,571	$62,633	$132,542	$124,436

Average RGUs:
Incumbent Broadband Markets	111,011	111,779	111,341	111,653
Glo Fiber Expansion Markets	97,134	73,514	93,936	70,691
Broadband Data	208,145	185,293	205,277	182,344
Video	34,528	38,076	34,895	38,666
Voice	26,967	26,082	26,863	25,969

ARPU: (1)
Incumbent Broadband Markets	$80.93	$83.05	$81.47	$83.18
Glo Fiber Expansion Markets	$76.57	$76.72	$76.92	$77.06
Broadband Data	$78.90	$80.56	$79.39	$80.81
Video	$132.36	$125.15	$132.33	$124.80
Voice	$32.31	$32.68	$32.37	$32.83

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(1) Average Revenue Per RGU calculation = (Residential & SMB Revenue) / average RGUs / 3 months.